UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM

(Amendment No. 5)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Finance & Credit Ukraine B.V.

(Name of Subject Company)

Not applicable

(Translation of Subject Company’s Name into English (if applicable))

The Netherlands

(Jurisdiction of Subject Company’s Incorporation or Organization)

Finance & Credit Ukraine B.V.

(Name of Person(s) Furnishing Form)

10.5% Loan Participation Notes due 2014

(Title of Class of Subject Securities)

Not applicable

(CUSIP Number of Class of Securities (if applicable))

TMF Management B.V., Managing Director

Finance & Credit Ukraine B.V.

Luna Arena, Herikerbergweg 238

Amsterdam, Netherlands 1101

+31 206 730 016

with a copy to:

Alexander Masina

Public Joint Stock Company

"Bank Finance and Credit"

60, Artema

Kiev, Ukraine 04050

+38 044 490 6870

(Name, Address (including zip code) and Telephone Number
(including area code) of Person(s) Authorized to Receive Notices and
Communications on Behalf of Subject Company)

November 26, 2013

(Date Tender Offer/Rights Offering Commenced)

PART I - INFORMATION SENT TO SECURITY HOLDERS

Item 1. Home Jurisdiction Documents

The following document is attached as an exhibit to this Form CB:

Exhibit Number	Description

99.1	Exchange Offer and Consent Solicitation Memorandum dated November 26, 2013.*

*   Previously furnished as Exhibit 99.1 to Form CB with the Securities and Exchange Commission on November 27, 2013.

Item 2. Informational Legends

A legend complying with Rule 802(b) under the U.S. Securities Act of 1933, as amended, is prominently included in the Exchange Offer and Consent Solicitation Memorandum.

PART II - INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

The following document is attached as an exhibit to this Form CB:

Exhibit Number	Description

99.2	Press Release dated November 26, 2013.**

99.3	Press Release dated December 10, 2013.***

99.4	Press Release dated December 13, 2013.****

99.5	Press Release dated December 17, 2013. *****

99.6	Press Release dated December 19, 2013. ******

99.7	Press Release dated December 27, 2013.

**   Previously furnished as Exhibit 99.2 to Form CB with the Securities and Exchange Commission on November 27, 2013.

*** Previously furnished as Exhibit 99.3 to Form CB (Amendment No. 1) with the Securities and Exchange Commission on December 11, 2013.

****   Previously furnished as Exhibit 99.4 to Form CB (Amendment No. 2) with the Securities and Exchange Commission on December 16, 2013.

***** Previously furnished as Exhibit 99.5 to Form CB (Amendment No. 3) with the Securities and Exchange Commission on December 18, 2013.

****** Previously furnished as Exhibit 99.6 to Form CB (Amendment No. 4) with the Securities and Exchange Commission on December 20, 2013.

PART III - CONSENT TO SERVICE OF PROCESS

Finance & Credit Ukraine B.V. filed with the Securities and Exchange Commission a Form F-X on November 29, 2013.

PART IV - SIGNATURES

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Finance & Credit Ukraine B.V.

By: TMF Management B.V.

Title: Managing Director

By:	/s/ Arthur Weglau
Name: Arthur Weglau
Title: Proxyholder A
Date: December 30, 2013

By:	/s/ Hubertus Petrus Cornelis Mourits
Name: Hubertus Petrus Cornelis Mourits
Title: Proxyholder A
Date: December 30, 2013